Exhibit 99.2
Abercrombie & Fitch
October 2006 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended October 28th, 2006.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended October 28th, 2006, were $216.8 million compared with $189.2 million last year, an increase of 15%. Comparable store sales for the four-week period decreased 3% compared with the four-week period ended October 29th, 2005. Year-to-date sales were $2.179 billion versus $1.823 billion last year, an increase of 20%. Comparable store sales increased 4% for the year-to-date period.
By brand, Abercrombie & Fitch comparable store sales decreased 6%. Men’s comps declined by a mid single digit; women’s comps declined by a high single digit. In the men’s business, wovens tops, fragrance and underwear performed well; jeans were negative. In the women’s business, knit tops, woven tops and sweaters performed well; jeans and pants were negative.
In the kids business, abercrombie, comparable store sales were flat to last year. Boys comps increased by a low single digit while girls comps decreased by a low single digit. In boys, knit tops, woven tops, underwear and outerwear performed well; pants were negative. In girls, woven tops, fleece, and outerwear were strong; jeans and graphic t-shirts were negative.
Hollister comparable store sales decreased 1%. Dudes and Betty’s comps decreased by a low single digit. In Dudes, woven tops and fleece performed well; knit tops and jeans were negative. In the Bettys business, outerwear, woven tops and fleece performed well; jeans and sweaters were negative.
RUEHL comparable store sales increased 8%. Men’s comps increased by high teens and women’s comps increased by a low single digit. In men’s, fleece, knit tops, and activewear performed well. In women’s, fleece, pants, and outerwear performed well; jeans were negative.
We will announce 3rd quarter earnings on Tuesday, November 14th, at 4:30 PM Eastern Time. To listen to the LIVE conference call on Tuesday, November 14th, dial (800) 811-0667 and ask for the Abercrombie & Fitch Quarterly Call or go to abercrombie.com. The international call-in number is (913) 981- 4901. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820, followed by the conference ID number 3554646 or through abercrombie.com.
Thank You.